Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Pacific Mercantile Bancorp on Forms S-8 (File No. 333-65634 effective July 23, 2001, File No. 333-123853 effective April 5, 2005, File No. 333-177141 effective October 3, 2011, File No. 333-177142 effective October 3, 2011, and File No. 333-190919 effective August 30, 2013) and Forms S-3 (File No. 333-185316 effective December 20, 2012, and File No. 333-191009 effective September 12, 2013) of our report dated March 14, 2014, with respect to the consolidated financial statements for the year ended December 31, 2013 of Pacific Mercantile Bancorp, appearing in this Annual Report on Form 10-K.
/s/ SQUAR MILNER LLP (Formerly SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP)
Newport Beach, California
March 14, 2016